Exhibit 10.4
GOLUB CAPITAL PRIVATE CREDIT FUND

AMENDED AND RESTATED DISTRIBUTION AND SERVICING PLAN

June 30, 2024

This Amended and Restated Distribution and Servicing Plan (the “Plan”) has been adopted on a voluntary basis in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Golub Capital Private Credit Fund, a Delaware statutory trust (the “Fund”), with respect to its classes of shares of beneficial interest (each, a “Class”) listed on Appendix A, as amended from time to time, subject to the terms and conditions set forth herein.1

1.Distribution, Shareholder Servicing and Managing Dealer Fees

The Fund may pay to the Fund’s principal managing dealer (the “Managing Dealer”), in its capacity as principal underwriter of the Fund’s shares of beneficial interest, with respect to and at the expense of each Class listed on Appendix A, a fee for (i) distribution and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee”), each as more fully described below (together, the “Shareholder Servicing and/or Distribution Fee”), such fee to be paid on a monthly basis at the rate per annum of the aggregate NAV, based on the NAV per share or net offering price per share, as applicable, as of the beginning of the first calendar day of each applicable month, of the Class specified with respect to such Class under the column “Shareholder Servicing and/or Distribution Fee” on Appendix A. In addition, the Fund may pay to the Managing Dealer (i) an Engagement Fee, (ii) a Fixed Managing Dealer Fee, and/or (iii) a Variable Managing Dealer Fee, each as set forth on Appendix B (together, the “Managing Dealer Fees”). The Distribution Fee and Managing Dealer Fees under the Plan will be used primarily to compensate the Managing Dealer for such services provided in connection with the offering and sale of shares of the Fund, and/or to reimburse the Managing Dealer for related expenses incurred, including payments by the Managing Dealer to compensate or reimburse brokers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for distribution services and sales support services provided and related expenses incurred by such Selling Agents. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Managing Dealer) are permitted in accordance with applicable law. Payments of the Servicing Fee will be used to compensate the Managing Dealer for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class and to reimburse the Managing Dealer for related expenses incurred, including payments by the Managing Dealer to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals. Payments of the Shareholder Servicing and/or Distribution Fee or the Managing Dealer Fees may be made without regard to expenses actually incurred.

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1 The Fund intends to rely on an exemptive order (the “Multi-Class Order”) granted by the Securities and Exchange Commission (the “SEC”) permitting the Fund to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of Rules 6c-10 (except to the extent the Fund will comply with FINRA Rule 2310 rather than FINRA Rule 2341), 12b-1, 17d-3, 18f-3, 22d-1, and, where applicable, 11a-3 under the 1940 Act, as amended from time to time, or any successor rules thereto, as if those rules applied to business development companies. In addition, the Fund will comply with FINRA Rule 2310, as amended from time to time, or any successor rule thereto, and will make available to any distributor of a Fund’s shares all of the information necessary to permit the distributor to prepare client account statements in compliance with FINRA Rule 2231.

2.Calculation and Payment of Fees

The amount of the Shareholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV or net offering price, as applicable, as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Shareholder Servicing and/or Distribution Fee will be calculated and paid separately for each Class. The Engagement Fee shall be paid upon the effectiveness of the offering and the Fixed and Variable Managing Dealer Fees shall be paid in arrears on a quarterly basis. The Fixed Managing Dealer Fee shall be paid in five equal quarterly installments. To the extent that the balance of the Shareholder Servicing and/or Distribution Fees received by the Managing Dealer is sufficient to cover the Managing Dealer Fees in any month, the Managing Dealer Fees shall be paid from such balance. The Fees or any portion thereof paid pursuant to this Plan may not exceed the maximum amounts, if any, as may from time to time be permitted by FINRA rules.

3.Approval of Plan

The Plan will become effective, as to any Class (including any Class not currently listed on Appendix A), the later of (a) its approval by (i) a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast at a meeting called for the purpose of voting on the approval of the Plan in accordance with applicable law and any relevant SEC guidance, and (ii) with respect to Section 1 of the Plan only, if the Plan is adopted for a Class after any public offering of shares of the Class or the sale of shares of the Class to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class, and (b) the Fund’s initial registration statement on Form N-2 being declared effective by the SEC.

4.Continuance of the Plan

The Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect for so long as such continuance is specifically approved at least annually by the Fund’s Board of Trustees in the manner described in Section 3(a)(i) above.

5.Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the Rules and Regulations under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff.

6.Termination

This Plan may be terminated at any time with respect to the shares of any Class by vote of a majority of the Qualified Trustees, or by a majority vote of the outstanding voting securities of the relevant Class.

7.Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Shareholder Servicing and/or Distribution Fee or Managing Dealer Fees described in Section 1 above with respect to such Class without approval in the manner described in Section 3(a)(i) above, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3(a)(i) above.

8.Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Fund’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund will be at the discretion of the Trustees then in office who are not “interested persons” (as defined in the 1940 Act) of the Fund.

9.Written Reports

While the Plan is in effect, the Fund’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

10.Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

APPENDIX A TO DISTRIBUTION AND SERVICING PLAN

GOLUB CAPITAL PRIVATE CREDIT FUND

Class of Shares of Beneficial Interest	Shareholder Servicing and/or Distribution Fee
Class I Shares	N/A
Class S Shares	0.85%
Class D Shares	0.25%

APPENDIX B TO DISTRIBUTION AND SERVICING PLAN

GOLUB CAPITAL PRIVATE CREDIT FUND

MANAGING DEALER FEES

Engagement Fee:

$35,000 paid upon the effective date of the Offering.

Fixed Managing Dealer Fee:

$250,000 paid for the first 15 months of the Offering in five equal quarterly installments following effectiveness of the Offering.

Variable Managing Dealer Fee:

2 basis points paid on any new capital raised in the Offering following the expiration of the initial 15-month period of the Offering, paid quarterly in arrears.